As filed with the Securities and Exchange Commission on June 3, 2011

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PAETEC Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-5339741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One PAETEC Plaza 600 Willowbrook Office Park Fairport, New York	14450
(Address of Principal Executive Offices)	(Zip Code)

PAETEC Holding Corp. 2011 Omnibus Incentive Plan

(Full title of the plan)

Arunas A. Chesonis

Chairman, President and Chief Executive Officer

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

(Name and address of agent for service)

(585) 340-2500

(Telephone number, including area code, of agent for service)

Copies to:

Richard J. Parrino, Esq.

Kevin K. Greenslade, Esq.

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☑
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.01 par value	20,066,345(3)	$4.40	$88,291,918	$10,251

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock, $.01 par value, of the registrant (the “Common Stock”) shown in the table above, an indeterminate number of shares of Common Stock which, by reason of changes in the capitalization of the registrant and other events specified in the PAETEC Holding Corp. 2011 Omnibus Incentive Plan (the “2011 Omnibus Incentive Plan”), may become subject to the 2011 Omnibus Incentive Plan.
(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee, based upon the average of the high and low sale prices of the Common Stock as reported on the NASDAQ Global Select Market on May 31, 2011.
(3)	Represents the maximum number of shares of Common Stock available for issuance pursuant to the 2011 Omnibus Incentive Plan (subject to adjustment by reason of certain events specified in the 2011 Omnibus Incentive Plan), consisting of the sum of (a) 12,000,000 shares of Common Stock initially authorized for issuance pursuant to the 2011 Omnibus Incentive Plan plus (b) 1,562,498 shares of Common Stock available for issuance pursuant to the PAETEC Holding Corp. 2007 Omnibus Incentive Plan (the “Prior Plan”) as of the effective date of the 2011 Omnibus Incentive Plan plus (c) 6,503,847 shares of Common Stock (the “Prior Plan Shares”) initially authorized for issuance pursuant to the Prior Plan and related to outstanding awards under the Prior Plan as of the effective date of the 2011 Omnibus Incentive Plan. To the extent provided in the 2011 Omnibus Incentive Plan, Prior Plan Shares may become available for issuance pursuant to the 2011 Omnibus Incentive Plan if any of the foregoing awards under the Prior Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such Prior Plan Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this registration statement will be sent or given to participants in the PAETEC Holding Corp. 2011 Omnibus Incentive Plan. Such documents will not be filed with the Securities and Exchange Commission (the “SEC”), either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

PAETEC Holding Corp. (the “Company”) incorporates by reference herein the following documents filed by it with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed:

(1)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as amended by the Annual Report on Form 10-K/A filed on April 12, 2011;

(2)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011;

(3)	the Company’s Current Reports on Form 8-K filed on January 5, 2011, January 7, 2011 (as filed on Form 8-K/A to amend the Current Report on Form 8-K filed on December 6, 2010), February 10, 2011, February 22, 2011, May 31, 2011 and June 3, 2011; and

(4)	the description of the Company’s common stock contained in its Current Report on Form 8-K filed on March 2, 2007, including any amendment or report filed for the purpose of updating such description.

In addition, the Company incorporates by reference all documents filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K, any furnished exhibit related to such information, and any other information that is furnished and not filed, unless specifically incorporated by reference in this registration statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. All such incorporated documents shall be deemed to be a part of this registration statement from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable. The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The following summarizes certain arrangements by which controlling persons, directors and officers of the Company, a Delaware corporation, are indemnified against liability which they may incur in such capacities.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The Company’s restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. Nothing contained in such provision, however, will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The Company’s amended and restated bylaws provide for the indemnification of the officers and directors of the Company to the fullest extent permitted by the Delaware General Corporation Law. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit or other entity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all liability and loss suffered and all expenses reasonably incurred, including reasonable attorneys’ fees, by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be not opposed to the best interests of the Company and had no reason to believe that such person’s conduct was illegal.

Insurance. The Company maintains directors’ and officers’ liability insurance, which covers directors and officers of the Company against certain claims or liabilities arising out of the performance of their duties.

Merger Agreement Provisions. The Agreement and Plan of Merger among the Company, PAETEC Corp., a Delaware corporation, US LEC Corp., a Delaware corporation (“US LEC”), WC Acquisition Sub U Corp., a Delaware corporation, and WC Acquisition Sub P Corp., a Delaware corporation, dated as of August 11, 2006 and amended as of December 22, 2006 and February 6, 2007 (the “US LEC Merger Agreement”), provides that, for at least six years after the effective time of the mergers referred to therein (the “Mergers”), the Company and PAETEC Corp. will indemnify and hold harmless, and provide advancement of expenses to, all present and former officers and directors of PAETEC Corp. and its subsidiaries with respect to acts or omissions occurring before the effective time of the Mergers, including those relating to the transactions contemplated by the US LEC Merger Agreement, to the fullest extent permitted by applicable laws. Similarly, for at least six years after the effective time of the Mergers, the Company and US LEC will indemnify and hold harmless, and provide advancement of expenses to, all present and former officers and directors of US LEC and its subsidiaries with respect to acts or omissions occurring before the effective time of the Mergers, including those relating to the transactions contemplated by the US LEC Merger Agreement, to the fullest extent permitted by applicable law. After the Mergers, the Company, PAETEC Corp. and US LEC will also fulfill and honor the obligations of PAETEC Corp. and US LEC under any indemnification agreements between PAETEC Corp. and US LEC, respectively, and its present or former directors, officers and employees.

The US LEC Merger Agreement requires the Company to use reasonable best efforts, subject to conditions, to cause to be maintained for a period of six years after the effective time of the Mergers the directors’ and officers’ and fiduciary liability insurance policies maintained by PAETEC Corp., or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than such policies, with respect to facts or events occurring before the effective time of the Mergers, including events relating to the transactions contemplated by the US LEC Merger Agreement.

The US LEC Merger Agreement also requires the Company to use reasonable best efforts, subject to conditions, to cause to be maintained for a period of six years after the effective time of the Mergers the directors’ and officers’ and fiduciary liability insurance policies maintained by US LEC, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than such policies, with respect to facts or events occurring before the effective time of the Mergers, including events relating to the transactions contemplated by the US LEC Merger Agreement.

If the Company, PAETEC Corp. or US LEC or any of their respective successors or assigns consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties or assets to any person or entity, then, in each case, the Company, PAETEC Corp. or US LEC will be required to take such action as may be necessary so that such person or entity will assume all of the foregoing indemnification and insurance obligations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Company herewith files the exhibits set forth below.

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of PAETEC Holding Corp. Filed as Exhibit 3.1 to the Current Report on Form 8-K of PAETEC Holding Corp. filed on March 2, 2007 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of PAETEC Holding Corp. Filed as Exhibit 3.2 to the Current Report on Form 8-K of PAETEC Holding Corp. filed on March 10, 2009 and incorporated herein by reference.

4.3	Form of certificate representing the Common Stock, par value $.01 per share, of PAETEC Holding Corp.. Filed as Exhibit 4.1 to PAETEC Holding Corp.’s Registration Statement on Form S-4 (SEC File No. 333-138594) and incorporated herein by reference.

4.4	PAETEC Holding Corp. 2011 Omnibus Incentive Plan. Filed as Exhibit 10.1 to the Current Report on Form 8-K of PAETEC Holding Corp. filed on June 3, 2011 and incorporated herein by reference.

*5	Opinion of Hogan Lovells US LLP with respect to the legality of the common stock registered hereby.

*23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, regarding the financial statements of PAETEC Holding Corp.

*23.2	Consent of McGladrey & Pullen, LLP, Independent Auditor, regarding the financial statements of Cavalier Telephone Corporation.

*23.3	Consent of Hogan Lovells US LLP (contained in its opinion filed as Exhibit 5).

*24	Power of Attorney (included on the signature page to this registration statement).

*	Filed herewith

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairport, State of New York, on June 3, 2011.

PAETEC Holding Corp.

By:	/s/ Arunas A. Chesonis
Arunas A. Chesonis
Chairman, President and Chief Executive Officer (Duly Authorized Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arunas A. Chesonis, Keith M. Wilson, and Mary K. O’Connell, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any registration statement relating to this registration statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 3, 2011.

Signature	Title

/s/ Arunas A. Chesonis	Chairman, President and Chief Executive Officer
Arunas A. Chesonis	(Principal Executive Officer)

/s/ Keith M. Wilson	Director and Executive Vice President, Chief
Keith M. Wilson	Financial Officer and Treasurer
(Principal Financial Officer)

/s/ Algimantas K. Chesonis	Senior Vice President, Chief Accounting Officer
Algimantas K. Chesonis	and Controller (Principal Accounting Officer)

/s/ Richard T. Aab	Vice Chairman of the Board
Richard T. Aab

Signature	Title

/s/ Shelley Diamond	Director
Shelley Diamond

/s/ H. Russell Frisby, Jr.	Director
H. Russell Frisby, Jr.

/s/ Tansukh V. Ganatra	Director
Tansukh V. Ganatra

/s/ Michael C. Mac Donald	Director
Michael C. Mac Donald

/s/ William R. McDermott	Director
William R. McDermott

/s/ Alex Stadler	Director
Alex Stadler

/s/ Mark Zupan	Director
Mark Zupan

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of PAETEC Holding Corp. Filed as Exhibit 3.1 to the Current Report on Form 8-K of PAETEC Holding Corp. filed on March 2, 2007 and incorporated herein by reference.

4.2	Amended and Restated Bylaws of PAETEC Holding Corp. Filed as Exhibit 3.2 to the Current Report on Form 8-K of PAETEC Holding Corp. filed on March 10, 2009 and incorporated herein by reference.

4.3	Form of certificate representing the Common Stock, par value $.01 per share, of PAETEC Holding Corp.. Filed as Exhibit 4.1 to PAETEC Holding Corp.’s Registration Statement on Form S-4 (SEC File No. 333-138594) and incorporated herein by reference.

4.4	PAETEC Holding Corp. 2011 Omnibus Incentive Plan. Filed as Exhibit 10.1 to the Current Report on Form 8-K of PAETEC Holding Corp. filed on June 3, 2011 and incorporated herein by reference.

*5	Opinion of Hogan Lovells US LLP with respect to the legality of the common stock registered hereby.

*23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, regarding the financial statements of PAETEC Holding Corp.

*23.2	Consent of McGladrey & Pullen, LLP, Independent Auditor, regarding the financial statements of Cavalier Telephone Corporation.

*23.3	Consent of Hogan Lovells US LLP (contained in its opinion filed as Exhibit 5).

*24	Power of Attorney (included on the signature page to this registration statement).

*	Filed herewith